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EXHIBIT 10.36
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January 13, 1999

Mr. Nikhil Balram, Ph.D.
387 Foxborough Drive
Mountain View, CA 94041

Dear Nikhil:

Speaking for all of us here at Faroudja Laboratories, Inc., I am very pleased to offer you the position of Vice President of Advanced Technology. This position reports to the CEO. The terms of Faroudja Laboratories' offer are set forth below:

RESPONSIBILITIES: In the capacity of Vice President of Advanced Technology you will have the following responsibilities:
- Coordinate the creation, writing and implementation of Faroudja Laboratories strategic plan.
- Lead the development of the technical direction and business justification for the company to enter new volume markets, including LCD and other pixel displays, PC's and projection displays.
- Be the Product Manager for the "chip" business including analysis to identify target markets and products.
- Lead in forming alliances, partnerships and relationships in the new IC and display business.
-    Extend and leverage the Faroudja brand name.
-    Represent the company in appropriate forums and committees.
-    Aid in the sales development of our new IC products.
- Be a protege of Yves Faroudja; learn the Home Theater and Broadcast business and picture presentation and demonstration art from him.
-    Other responsibilities as required.

SALARY: Your initial salary will be $150,000.00 annually. Payroll is processed twice a month.

BENEFITS: Faroudja Laboratories has an excellent benefits package including medical insurance, dental coverage, 401(k) program with company matching contributions, and long term disability. As a full-time employee, you will be eligible for all benefits described in the enclosed Faroudja Laboratories Employee Benefits Summary.

EQUITY: A stock option of 125,000 shares will be recommended to the Board of Directors of Faroudja, Inc. on your behalf. The options will vest over a period of four years and have an exercise price based upon the fair market value of the underlying shares at the time of approval by the Board of Directors.


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BONUS:  You will be eligible to earn an annual bonus.  Payment of this bonus is discretionary and will be based upon a combination of Company and individual performance factors. Your bonus target is 20% of base salary.
The company must achieve at least 90% of target NOI for the year. Personal goals must be achieved; a plan will be established each year. The bonus is payable at year end.

SEVERANCE: In the event that your employment with Faroudja is terminated within the first twelve months by the Company without cause, you will be entitled to salary continuance for twelve months from your start date in accordance with regular payroll practices upon your execution of a general release, prepared by the Company, of all claims you may have against the Company. Your stock options will continue to vest during the salary continuation period, and will be subject in all respects to the Company's applicable option plan.

Faroudja Laboratories prohibits the solicitation of intellectual property of other companies. Also, in accepting this offer letter by signing below, you confirm that you are not subject to any agreement with your present or former employers (e.g. non-compete agreements) that would prohibit your acceptance of this offer or your performance of any of the responsibilities defined in this offer or contemplated in the future during your employment with Faroudja Laboratories.

Employment with Faroudja Laboratories is at-will and may be terminated by either party at any time, with or without cause.

This offer will remain valid until January 19, 1999. You will be required to show proof of eligibility to work in the US when employment with us begins. As evidence of your acceptance, please sign below and return this letter to Gayle Holmlund in Human Resources. The enclosed copy is for your records.

Nikhil, we are eager to have you join us as a member of the Faroudja Laboratories team, and are looking forward to receiving your positive response as soon as possible.

If you have any questions, please do not hesitate to call me.

Sincerely,

/S/ GLENN W. MARSCHEL, JR.

Glenn W. Marschel, Jr.
President and Chief Executive Officer

Enclosures



Agreed and Accepted:     /S/ NIKHIL BALRAM        Date:   1/18/99
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Anticipated Start Date:  January 28, 1999